EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES
THIRD QUARTER 2011 RESULTS

•	Third Quarter Net Loss of $1.9 Million
•	Book Value per Class A Common Share of $0.77
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Thursday, November 3, 2011, at 9:00 AM ET

VERO BEACH, Fla. (November 2, 2011) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended September 30, 2011.  The Company reported a net loss of $1.9 million for the three month period ended September 30, 2011, compared with a net loss of $0.1 million for the three month period ended September 30, 2010.

Details of Third Quarter 2011 Results of Operations

The Company's third quarter net loss of $1.9 million included net interest income of $0.8 million, losses on mortgage-backed securities (“MBS”) of $2.8 million (which includes non-cash portfolio mark-to-market losses, realized gains on securities sold and losses on funding hedges), audit, legal and other professional fees of $1.4 million, compensation and related benefits of $0.4 million, and other operating, general and administrative expenses of $0.5 million. The $1.4 million of audit, legal and other professional fees includes $1.0 million of costs incurred in connection with an attempted securities offering for our wholly-owned REIT subsidiary Orchid Island Capital, Inc. that was not completed in July. During the third quarter, the Company sold mortgage-backed securities (MBS) with a market value at the time of sale of $46.6 million, resulting in realized gains of $0.4 million (based on security prices from June 30, 2011).  The remaining net loss on MBS was due to fair value adjustments for the period.

Details of the MBS Portfolio Performance

The Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS portfolio is encumbered under repurchase agreement funding, while the structured MBS portfolio is not.  As a result of being encumbered, the PT MBS portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  As of December 31, 2010, approximately 36% of the Company’s investable capital (which consists of equity in pledged PT MBS, available cash and unencumbered assets) was deployed in the PT MBS portfolio.  At June 30, 2011, the allocation to the respective sub-portfolios was approximately 41% to PT MBS and 59% to structured securities.  At September 30, 2011, the allocation to the PT MBS had decreased to approximately 29% and the allocation to structured MBS had increased to 71%.

The tables below detail the changes to the respective sub-portfolios during the quarter as well as the returns generated by each.  During the third quarter, net sales and pay-downs reduced the PT MBS portfolio by approximately $27.2 million.  The capital previously allocated to the PT MBS portfolio was redeployed into structured MBS, predominantly during the second half of the quarter.  Capital allocated to the structured MBS portfolio was reduced as a result of negative mark-to-market adjustments, especially as interest rates decreased and prepayment expectations increased after the announcement by the Federal Reserve on August 9th that it intended to keep its current accommodation policy in place at least until mid-2013 and market speculation concerning a potential government induced refinancing program.  The market was also impacted by deteriorating economic data in the U.S. as well as developments in Europe related to sovereign debt risk.  The mark-to-market impact on the structured MBS portfolio offset the impact of the re-deployment of capital undertaken by management from the PT MBS portfolio into structured MBS.

The second table below presents the return on invested capital for each sub-portfolio for the three month period ended September 30, 2011.  Returns for the PT MBS portfolio were dominated by the performance of our repurchase agreement and trust preferred debt hedges.  The return on invested capital in the PT MBS portfolio was 1.2% for the quarter, or 4.2% absent the effect of the losses on Eurodollar futures.  The return on invested capital for the structured MBS portfolio was -10.3%.  The return was negatively impacted by negative mark-to-market adjustments as noted above.  Absent the mark-to-market adjustments, the structured MBS portfolio generated a return of 3.1%.

Portfolio Activity for the Quarter:

	Pass-Through MBS Portfolio	Structured MBS Portfolio:			Total
		Interest Only Securities	Inverse Interest Only Securities	Sub-total

Market Value - June 30, 2011	$96,611,377	$5,903,660	$11,492,416	$17,396,076	$114,007,453
Securities Purchased	$17,715,782	$3,628,172	$7,298,671	$10,926,843	$28,642,625
Securities Sold	$(41,523,842)	$-	$(5,070,277)	$(5,070,277)	$(46,594,119)
Gain on Sale	$175,247	$-	$218,666	$218,666	$393,913
Return of Investment	n/a	$(905,074)	$(1,430,899)	$(2,335,973)	$(2,335,973)
Pay-downs	$(3,544,215)	n/a	n/a	n/a	$(3,544,215)
Premium Lost Due to Pay-downs	$(213,593)	n/a	n/a	n/a	$(213,593)
Mark-to-market	$175,745	$(713,225)	$(1,621,384)	$(2,334,609)	$(2,158,864)
Market Value - September 30, 2011	$69,396,501	$7,913,533	$10,887,193	$18,800,726	$88,197,227

Returns on Invested Capital:

	Pass-Through Sub-Portfolio	Structured Security Sub-Portfolio:			Total
		Interest Only Securities	Inverse Interest Only Securities	Sub-total

Invested Capital- June 30, 2011*	$11,896,139	$5,903,660	$11,492,416	$17,396,076	$29,292,215
Market Value at June 30, 2011	$96,611,377	$5,903,660	$11,492,416	$17,396,076	$114,007,453
Repurchase Agreement Obligations	$92,105,000	$-	$-	$-	$92,105,000
Returns for the 3rd Quarter:
Income (net of repo cost)	$535,600	$162,742	$381,574	$544,316	$1,079,916
Unrealized gains/(losses)	$(37,848)	$(713,225)	$(1,621,384)	$(2,334,609)	$(2,372,457)
Hedge gains/(losses)**	$(351,125)	$-	$-	$-	$(351,125)
	$146,627	$(550,483)	$(1,239,810)	$(1,790,293)	$(1,643,666)
Return on Invested Capital for the Quarter	1.2%	-9.3%	-10.8%	-10.3%	-5.6%

* Invested Capital defined as the sum of the market value of securities held, less associated repo, plus cash, restricted cash (associated with repo only)
and unencumbered securities. (Capital allocated to non-portfolio assets not included)
** Excludes hedges associated with trust preferred debt

    Constant prepayment rates (CPR) on the two MBS sub-portfolios were as follows:

		Structured
	PT MBS Sub-	MBS Sub-	Total
	Portfolio	Portfolio	Portfolio
Three Months Ended
September 30, 2011	13.4	22.8	20.9
June 30, 2011	11.8	13.0	12.7
March 31, 2011	12.0	19.1	17.2
December 31, 2010	11.7	34.5	28.3
September 30, 2010	17.2	35.0	30.6
June 30, 2010	27.8	44.9	42.1
March 31, 2010	9.2	33.3	28.8

Highlights of the Total MBS Portfolio at September 30, 2011:

As of September 30, 2011, the Company’s total MBS portfolio consisted of $88.2 million of agency or government MBS at fair value.  This portfolio had a weighted average coupon of 4.11% and a net weighted average repurchase agreement borrowing cost of 0.29%. The following tables summarize the Company’s agency and government mortgage related securities as of September 30, 2011 and December 31, 2010:

(in thousands)
				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
September 30, 2011
Adjustable Rate MBS	$35,528	40.3%	2.59%	258	1-Jan-41	5.02	9.94%	2.00%
Fixed Rate MBS	28,719	32.6%	5.11%	181	1-Nov-40	NA	NA	NA
Hybrid Adjustable Rate MBS	5,149	5.8%	3.85%	359	1-Sep-41	118.03	8.85%	2.00%
Total Mortgage-backed Pass-through	69,396	78.7%	3.73%	234	1-Sep-41	19.33	9.80%	2.00%
Structured MBS	18,801	21.3%	5.51%	300	25-Nov-40	NA	NA	NA
Total Mortgage Assets	$88,197	100.0%	4.11%	248	1-Sep-41	NA	NA	2.00%
December 31, 2010
Adjustable Rate MBS	$64,458	47.7%	2.83%	279	1-Jan-41	2.72	10.19%	2.00%
Fixed Rate MBS	50,013	37.0%	4.90%	178	1-Apr-36	NA	NA	NA
Hybrid Adjustable Rate MBS	2,783	2.1%	5.18%	295	1-Aug-35	18.03	10.18%	2.00%
Total Mortgage-backed Pass-through	117,254	86.8%	3.77%	236	1-Jan-41	3.35	10.19%	2.00%
Structured MBS	17,879	13.2%	5.83%	272	16-Nov-39	NA	NA	NA
Total Mortgage Assets	$135,133	100.0%	4.04%	241	1-Jan-41	3.35	NA	2.00%

(in thousands)
	September 30, 2011		December 31, 2010
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$60,887	69.03%	$103,568	76.64%
Freddie Mac	27,310	30.97%	25,710	19.03%
Ginnie Mae	-	0.00%	5,855	4.33%
Total Portfolio	$88,197	100.00%	$135,133	100.0%

Entire Portfolio	September 30, 2011	December 31, 2010
Weighted Average Pass Through Purchase Price	$104.38	$104.44
Weighted Average Structured Purchase Price	$5.95	$5.46
Weighted Average Pass Through Current Price	$106.47	$105.29
Weighted Average Structured Current Price	$6.16	$5.98
Effective Duration (1)	(5.758)	1.024

(1) Effective duration of (5.758) indicates that an interest rate increase of 1.0% would be expected to cause a 5.758% increase in the value of the MBS in the Company’s investment portfolio at September 30, 2011.  An effective duration of 1.024 indicates that an interest rate increase of 1.0% would be expected to cause a 1.024% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2010. These figures include the structured securities in the portfolio.

Recent Developments – HARP (Home Affordable Refinancing Program)

On October 24, 2011, the Federal Housing Finance Agency (FHFA), Fannie Mae and Freddie Mac announced changes to the Home Affordable Refinancing Program (HARP) which are proposed to take effect on December 1, 2011.  The changes to the program were designed to increase the number of loans currently eligible to be refinanced under existing guidelines and extend the term of the program through the end of 2013.  The changes to the plan announced on October 24, 2011, are preliminary and final changes are to be announced on November 15, 2011.  The changes to the original HARP plan are expected to increase refinancing activity of eligible loans – predominantly fixed rate mortgages with higher coupons (ranging from 5.5% to 6.5%) originated between 2006 and 2008.  Only loans originated before May 31, 2009 are eligible for refinancing under HARP.  Management is unable to predict what impact, if any, that the new HARP program terms will have on the Company’s portfolio and results of operations.

The table below provides details of the securities in our two portfolios that are eligible to be refinanced under the proposed HARP guidelines:

($ in thousands, except per share amounts)
	Market Value of Securities where Underlying Pools Were Issued Prior to May 31, 2009						Total Securities in Sub-Portfolio
	Underlying Current Gross WAC (Borrower Mortgage Rate)
	Less Than 4.00%	4.0% - 4.99%	5.0% - 5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through sub-portfolio	$32,689	$-	$2,840	$5,489	$-	$41,018	$69,396
Structured security sub-portfolio	$152	$-	$3,376	$5,745	$-	$9,273	$18,801
Total	$32,841	$-	$6,216	$11,234	$-	$50,291	$88,197

	Percent of -Portfolio Affected by Expanded HARP Guidelines
	Less Than 4.00%	4.0% - 4.99%	5.0% - 5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through sub-portfolio	47%	0%	4%	8%	0%	59%
Structured security sub-portfolio	1%	0%	18%	31%	0%	49%
Total	37%	0%	7%	13%	0%	57%

	Portfolio Affected by Expanded HARP Guidelines – by Gross WAC
	Less Than 4.00%	4.0% - 4.99%	5.0% - 5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through sub-portfolio	80%	0%	7%	13%	0%	100%
Structured security sub-portfolio	2%	0%	36%	62%	0%	100%
Total	65%	0%	12%	22%	0%	100%

On October 31, 2011, MF Global Holding Ltd. (“MF”) filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.  As of September 30, 2011, MF was the Company’s largest repurchase agreement funding provider and the Company had approximately $2.3 million at risk under such agreements.  As of November 1, 2011, the Company has no outstanding funding arrangements in place with MF under repurchase agreements.  All repurchase agreements in place at September 30, 2011, have been terminated with all pledged assets returned.  One reverse-repurchase agreement with MF has yet to be fully unwound and the Company has not received funds in the approximate amount of $343,000.  The Company is entitled to the funds and expects to receive them, but given developments at MF it is not known if or when the funds will be received.

A subsidiary of MF, MF Global Inc., was the broker for the Company’s Eurodollar based hedging activities for both our repurchase agreement funding arrangements and our trust preferred debt.  At September 30, 2011, the Company had Eurodollar contracts with a notional balance of $71 million in place.  The Eurodollar futures with MF Global Inc. will remain in place for the time being until they are either terminated or moved to another broker.  The Company is required to maintain adequate margin against these positions for the Chicago Mercantile Exchange through our broker, MF Global Inc., in a segregated account. The equity in these positions at November 1, 2011 was approximately $233,000. The Company expects to receive these funds when the positions are closed but given developments at MF, it is not known if or when the funds will be received.

Dividends

Based on the results of operations for the nine months ended September 30, 2011, the Company estimates that it will generate a REIT taxable loss for the full year ending December 31, 2011.  (As more fully described in footnote 10 to the Company’s financial statements, REIT taxable income or loss generated by qualifying REIT activities is computed in accordance with the Internal Revenue Code, which is different from the Company’s financial statement income or loss as computed in accordance with GAAP.)    In addition, as of December 31, 2010, the Company has tax net operating loss carryovers of approximately $6.0 million which are available to offset REIT taxable income.  If a REIT taxable loss is incurred for 2011, then distributions in the amount of $0.065 per share already paid to shareholders during 2011 will be considered a return-of-capital, which depletes the Company’s capital base.   Distributions made by the Company during 2010 were also a return-of-capital.

Based on the factors described above, and in order to preserve its capital base, the Board of Directors has suspended purchases under its stock repurchase program and, for the foreseeable future, suspended its regular quarterly distribution to stockholders.  The Company will re-evaluate its ability to resume distributions in 2012.

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income as computed in accordance with generally accepted accounting principles (GAAP) as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

In order to maintain its qualification as a REIT, the Company is generally required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are generally based on REIT taxable income, as determined for federal income tax purposes, as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Company's Board of Directors.

Book Value Per Share

The Company's Book Value Per Share at September 30, 2011 was $0.77. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At September 30, 2011, the Company's consolidated stockholders' equity was $7.7 million with 9,977,059 Class A Common shares outstanding. At September 30, 2011, the Company had $3.9 million in cash and cash equivalents.

Stock Repurchase Program

On June 29, 2010, the Board of Directors of the Company approved a stock repurchase program authorizing the Company to buy up to $1.0 million of its common stock.  Through July 2011, the Company repurchased 403,715 shares for approximately $349,344 including commissions, a weighted average purchase price of $0.87 per share. As stated above, on August 2, 2011, the Company’s Board of Directors suspended purchases under this plan.

Management Commentary

Commenting on the Company's third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, "The third quarter of 2011 was quite a remarkable quarter for Bimini and the market generally.  In July we attempted to raise capital through an initial public offering for Orchid Island Capital, Inc., but market conditions, including the so-called debt ceiling crisis in Congress that occurred in late July and early August, prevented us from completing the transaction.  We will continue to evaluate opportunities to complete a financing transaction once market conditions improve.  Unfortunately, we incurred substantial costs related to the transaction that were expensed in the current quarter.  As for the markets, the combination of an announcement by the Federal Reserve in early August that it intends to keep its current level of monetary accommodation in place at least through mid-2013, deteriorating economic data in the U.S., turmoil in Europe surrounding the continuing sovereign debt crisis and the anticipated expansion of the HARP program, or “Refi.gov” as it was referred to, conspired to drive US treasury rates to the lowest levels ever observed.  Fears of resulting high levels of refinancing activity caused spreads to widen on certain MBS securities, particularly the structured portfolio, which is more sensitive to prepayment expectations.  To date, while prepayment speeds have increased, and may increase further in the future, speeds have not lived up to the market’s worst fears.  In fact, based on the preliminary details released by the Federal Housing Finance Agency on October 24, the extent of a government sponsored refinance wave appears far less than feared by the market. Nonetheless, we experienced negative mark-to-market adjustments on our portfolio, particularly our structured securities and higher coupon pass-throughs.”

Mr. Cauley continued, “We continue to favor structured securities over pass-throughs as we believe market expectations of refinancing activity remain too high and these securities offer attractive risk adjusted returns.  Within our pass-through sub-portfolio we favor short-resetting ARMs because they offer better convexity in the event the market sells off and rates increase.  While the yields on these assets are lower than hybrid and fixed rate securities, they are less exposed to a sell-off.  Within the structured securities sub-portfolio, we continue to prefer exposure to newer originated, higher loan balance mortgages since these borrowers have been exposed to low rates for some time and the recent expiration of the expanded conforming loan limits has eliminated approximately 25% to 35% of the loans in these pools that are likely to refinance into an agency loan.  We expect these securities to perform quite well going forward, especially in relation to the prepayment rates the market uses to price these securities.  We believe purchases of such assets in times of elevated prepayment or prepayment fears is integral to our two sub-portfolio strategy and our goal of protecting our book value, in this case against potential increases in interest rates in the future.  However, as always, we remain diligent in our observance of the broader economy, and are mindful that the market can, and does, move quickly as conditions change.  As a result, we will continue to deploy our capital in such a way so as to protect our book value against sudden – and probably unexpected – reversals in the direction of interest rates.”

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 9:00 AM ET, Thursday, November 3, 2011. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 48 hours. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing (800) 289-0569 or (913) 312-1279, confirmation code: 2243816.

The following is a summarized presentation of the balance sheets as of September 30, 2011 (unaudited) and December 31, 2010 and the unaudited quarterly results of operations for the calendar quarters ended September 30, 2011, June 30, 2011 and September 30, 2010.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	9/30/2011	12/31/2010	% Change
ASSETS
Mortgage-backed securities	$88,197	$135,133	(34.73)%
Cash equivalents and restricted cash	5,671	6,376	(11.06)%
Accrued interest receivable	1,016	1,050	(3.24)%
Retained interests	4,942	3,928	25.8%
Other assets	9,319	10,504	(11.28)%
Total Assets	$109,145	$156,991	(30.48)%

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$67,396	$113,592	(40.67)%
Junior subordinated notes	26,804	26,804	-
Other liabilities	7,237	8,223	(11.98)%
Total Liabilities	101,437	148,619	(31.75)%
Stockholders' Equity	7,708	8,372	(7.93)%
Total Liabilities and Stockholders' Equity	$109,145	$156,991	(30.48)%
Class A Common Shares outstanding	9,977,059	9,776,586
Book value per share	$0.77	$0.86

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED INCOME STATEMENTS

	For the calendar quarter ended
	9/30/2011	6/30/2011	% Change	9/30/2010	% Change
Interest income	$1,134	$1,303	(13.0)%	$1,262	(10.1)%
interest expense	(53)	(72)	26.4%	(69)	23.2%
Net interest income, before interest on junior subordinated notes	1,081	1,231	(12.2)%	1,193	(9.4)%
Interest on junior subordinated debt	(250)	(250)	0.0%	(550)	54.5%
Net interest income	831	981	(15.3)%	643	29.2%
(Losses) gains on MBS and Eurodollars futures	(2,801)	1,032	(371.4)%	(693)	(304.2)%
Net portfolio (deficiency) income	(1,970)	2,013	(197.9)%	(50)	(3840.0)%
Other income	2,436	1,487	63.8%	1,525	59.7%
Expenses	(2,379)	(1,291)	(84.3)%	(1,589)	(49.7)%
Net (loss) income	$(1,913)	$2,209	(186.6)%	$(114)	(1578.1)%
Basic and Diluted Net (Loss) Income Per Share:
Class A Common Stock	$(0.19)	$0.22		$(0.01)
Class B Common Stock	(0.19)	0.22		(0.01)

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com